Exhibit 11

                       CHRIS-CRAFT INDUSTRIES, INC. AND SUBSIDIARIES
                 COMPUTATION OF PRIMARY AND FULLY DILUTED INCOME PER SHARE*
                     (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE FIGURES)
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                                                 Year Ended December 31,
                                         ------------------------------------
                                            1994         1993         1992
                                         ----------   ----------   ----------
Number of shares of common stock:
   Weighted average outstanding during
      the period                         29,445,509   28,617,413   28,354,331
   Assumed exercise of stock options        232,812      483,925      396,000
      Total shares used in computation
         of primary income per share     29,678,321   29,101,338   28,750,331

   Weighted average outstanding
      during the period (as per above)   29,445,509   28,617,413   28,354,331
   Assumed conversion of $1.40
      convertible preferred stock into
      common stock                        8,876,498    9,339,317    9,539,717
   Assumed exercise of stock options        232,812      511,419      526,954

      Total shares used in computation
      of fully diluted income per share  38,554,819   38,468,149   38,421,002

Net income - computation of primary
   income per share:
   Net income                           $    64,741  $   149,068  $    65,150
   Less - Dividend requirements on
      preferred stock                          (471)        (493)        (504)
                                        $    64,270  $   148,575  $    64,646

Net income - computation of fully
   diluted income per share:
   Net income                           $    64,741  $   149,068  $    65,150
   Less - Dividend requirements on
      preferred stock                           (73)         (73)         (73)
                                        $    64,668  $   148,995  $    65,077

Net income per share:
   Primary                              $      2.17  $      5.11  $      2.25
   Fully diluted                        $      1.68  $      3.87  $      1.69


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 *   Computations give effect to all common stock dividends, including the
     3% stock dividend declared in February, 1995.


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